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                           [KNOWLES ELECTRONICS LOGO]


                                                                   Exhibit 10.23


June 13, 2002


Mr. James H. Moyle
981 Olde Sterling Way
Dayton, Ohio 45459

Re: Offer Of Employment


Dear Jim:


I am very pleased to offer you the position of Vice President and Chief Financial Officer, reporting to Mr. John Zei. In this position you would be paid a biweekly salary of $10,192.31, which is $265,000 on an annualized basis. Future salary increases will be based upon your performance and Company compensation guidelines. In addition, you will be eligible for participation in an Annual Incentive Program (AIP), with a target payout of 50% of your annual base salary and a maximum payout of 100%. Payout is based on successful attainment of certain financial and performance objectives, to be discussed by John and you subsequent to your start date.

You will be eligible to receive Common Stock of the Company in the amount of $350,000. $200,000 will be available as part of the CY2002 year-end incentive calculation, awarded on your first-year anniversary date. The remaining $150,000 will be available as part of the CY2003 year-end incentive calculation. The above stock incentive is separate from the Annual Incentive Program (AIP). Please refer to the Executive Stock Purchase Agreement Section 8, paragraph c, which outlines the severance protection.

As a full time employee, you will be eligible for a comprehensive program of Executive Benefits as outlined in the attached SUMMARY OF BENEFITS. In addition to this benefit package, we are prepared to assist you with the actual and reasonable expenses associated with your relocation to Illinois to include the following:

     1. We will pay for actual and reasonable expenses associated with the packing and moving of your personal property/household items.

     2. If needed, we will pay for temporary storage of the items listed under item #1 for up to 120 days.

     3. In the event that you are unable to move directly into regular housing when you arrive in Illinois, we will pay for Temporary Housing for a period of up to 300 days, reduced by the time period covered under item 9.
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     4. If needed, we will pay for your use of a rental vehicle for a period of
        120 days.

     5. If necessary, we will pay for three house-hunting trips (including spouse & family) of up to five days during the transition period.

     6. We will pay for up to six return trips home and their related expenses prior to your permanent relocation to Illinois.

     7. We will reimburse you for the actual Real Estate Commission and statutory Closing Costs associated with the sale of your current home. Furthermore, in the event that your home is sold for below its original listed value, we will reimburse you the difference between the original listed value and the final sales price, up to 10% of the original value of $1,150,000.

     8. We will pay for miscellaneous expenses in connection with the purchase of a new home in the Chicago area (i.e. loan application fees, appraisal fees) up to a maximum of $10,000.

     9. If you acquire a new home in Illinois, and your existing home is not sold, we will pay the lower of the two monthly mortgage amounts, up to a maximum of six monthly payments.

    10. The above taxable moving expenses will be grossed up to offset any adverse tax implications.

As with all new employees, you will be required to complete an I-9 Form which deals with your eligibility to work in the United States.

Jim, we are looking forward to you joining us on July 8, 2002, and everyone is confident you will make an immediate contribution. If the foregoing is acceptable to you, please sign below and mail a copy to my attention.

Sincerely,

Ray Cabrera
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Ray Cabrera
Vice President, Human Resources


James H. Moyle
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James H. Moyle

Date: June 17, 2002
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                      JAMES H. MOYLE - EMPLOYMENT AGREEMENT

                                  ATTACHMENT I

             EXECUTIVE STOCK PURCHASE AGREEMENT - SELECTED SECTIONS
             ------------------------------------------------------

         1.       DEFINITIONS.   As used herein, the following terms shall have
                                 the following meanings.


                  "BOARD" means the Company's board of directors.


                  "CAUSE" means (i) a willful and material breach of Section 7 or Section 8 of this Agreement by the Executive which results in harm to the Company or benefit to the Executive or others; (ii) the commission by the Executive of a non-traffic felony, a crime involving theft or dishonesty which in the reasonable determination of the Board is likely to cause material harm to, or to the standing and reputation of, the Company or its Subsidiaries; (iii) gross negligence in the performance of the Executive's duties to the Company and its Subsidiaries; (iv) the Executive's willful failure to comply with or disregard of the reasonable directives of the Board (PROVIDED, that performance in accordance with such directives does not constitute a change in the terms of the Executive's employment) or violation of any statutory or common law duty of loyalty to the Company; or (v) any material knowing misrepresentation or material knowing non-disclosure by the Executive to the Board.

                  "GOOD REASON" means, without the Executive's prior written consent, the occurrence of any of the following events which is not cured by the Company within 15 days after receipt of notice from the Executive: (i) the Executive's base salary is reduced; (ii) Executive's benefits under any benefit plan or bonus plan are materially reduced (unless such reduction is part of a plan or program implementing a general reduction in such benefits for all of the Company's senior executives or unless reasonably comparable benefits are substituted); (iii) the Executive's principal place of employment is relocated by more than 25 miles or the assignment of duties to the Executive will reasonably require such relocation; or (iv) there is a material reduction or other material adverse change in the nature or scope of the Executive's duties, responsibilities or authority.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a governmental entity or any department, agency or political subdivision thereof.


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                  "SUBSIDIARY" means, with respect to any Person, any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in another Person if such Person or Persons shall be allocated a majority of the gains or losses of or shall be or control the managing member or a general partner of such other Person.


         8.       NON-COMPETE, NON-SOLICITATION.
                  -----------------------------

                  (a) The Executive acknowledges that in the course of his employment with the Company and its Subsidiaries he has become familiar, and he will become familiar, with the Company's and its Subsidiaries' trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, the Executive agrees that he shall not, during the time he is employed by the Company and its Subsidiaries and for 12 months thereafter, directly or indirectly own, operate, manage, control, participate in, consult with, advise, engage in services for any competitor of the Company or in any manner engage in any start up of a business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with the businesses of the Company or its Subsidiaries as in existence or in process on the date of termination of the Executive's employment (the "BUSINESSES"), within any state or country in which the Company or any of its Subsidiaries makes sales. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock or equity of a Person which is publicly traded, so long as the Executive has no active participation in the business of such Person.

                  (b) During the time the Executive is employed by the Company and its Subsidiaries and for 12 months thereafter, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the Business or operations of the Company or its Subsidiaries, (ii) hire any person who was an employee of the Company or any Subsidiary at any time within the six month period prior to the date the Executive employs or seeks to employ such person, or (iii) induce or attempt to induce any supplier, distributor, franchisee, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any Subsidiary.
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                  (c) In the event that the Executive's employment is terminated by the Company without Cause or voluntarily by the Executive with Good Reason, for 12 months after such termination, the Company shall continue to pay to the Executive his base salary as in effect at the time of such termination (without regard to any reduction which provided Good Reason), and the Executive shall continue to receive normal coverage under the Company's medical plans until the end of such period or until replacement coverage is provided by any new employer, whichever occurs sooner; PROVIDED, that in the event that the Executive breaches any provision of this Section 8, the Company shall no longer be obligated to make any such payments or provide such coverage.

                  (d) The Executive agrees that: (i) the covenants set forth in this Section 8 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

                  (e) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  (f) The Executive recognizes and affirms that in the event of his breach of any provision of this Section 8, money damages would be inadequate and the Company and the Investor would have no adequate remedy at law. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).